150303

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

Filed in the office of	Document Number
Barbara K. Cegavske	20180009065-41
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 01/08/2018 8:00 AM
	Entity Number E0731622006-8

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

Blink Charging Co.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Series C Convertible Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

Section 6 is hereby deleted in its entirety and replaced with the following:
[See Exhibit A attached hereto for continuation]

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State NRS Amend Designation - After
Revised: 1-5-15

Exhibit A

AMENDMENT TO THE CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS OF SERIES C CONVERTIBLE PREFERRED STOCK OF BLINK CHARGING CO.

Section 6. Conversion

a)	Automatic Preferred Conversion. Upon the closing of (i) a public offering of the Company’s securities; and (ii) the listing of the Company’s shares of common stock on the Nasdaq Capital Market or other national securities exchanges (collectively, the “Offering”), all outstanding shares of Preferred Stock shall be converted into that number of shares of Common Stock determined by the following formula: the number of Series C Preferred shares multiplied by (i) a factor of 115 divided by (ii) 80% of the per share price of Common Stock in the Offering (the “Automatic Preferred Conversion”). Upon the triggering of the Automatic Preferred Conversion, the Company shall send each Holder prompt written notice (the “Automatic Preferred Conversion Notice”) specifying the conversion price and date upon which such conversion was effective (the “Effective Date”) and the number of restricted shares of Common Stock to be issued to each holder upon conversion. The Automatic Preferred Conversion Notice will also contain instructions on surrendering to the Company the Holder’s original Series C Preferred share certificates; provided, however the Automatic Preferred Conversion shall be effective on the Effective Date whether or not a Holder surrenders their original Series C Preferred share certificates, which shall be null and void on the Effective Date.

b)	Conversion Price. The conversion price shall be specified in the Automatic Preferred Conversion Notice (the “Conversion Price”).

c)	Lock-Up. Until 270 days after the Effective Date, (the Lock-Up Period”), no Holder shall, without the prior written consent of the underwriter of the Offering (the “Underwriter”), (1) offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any Series C Preferred Shares pursuant to this Section 6 or pursuant to any other such agreement that converts the Series C Preferred Shares into Common Stock, whether now owned or hereafter acquired by the Holder of such securities or with respect to which the Holder of such securities has or hereafter acquires the power of disposition (collectively, the “Lock-Up Securities”); (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any such transaction described in clause (1) above or this clause (2) is to be settled by delivery of Lock-Up Securities, in cash or otherwise; (3) make any demand for or exercise any right with respect to the registration of any Lock-Up Securities without the prior written consent of an underwriter in connection with (a) transactions relating to Lock-Up Securities acquired in open market transactions after the completion of the Offering; provided that no filing under Section 16(a) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), shall be required or shall be voluntarily made in connection with subsequent sales of Lock-Up Securities as a bona fide gift by will or intestacy or to a family member or trust for the benefit of a family member (“family member” means any relationship by blood, marriage or adoption, not more remote than first cousin); (c) transfers of Lock-Up Securities to a charity or educational institution; or (d) if a Holder, directly or indirectly, controls a corporation, partnership, limited liability company or other business entity, any transfers of Lock-Up Securities to any shareholder, partner or member of, or owner of similar equity interests in such entity, as the case may be; provided that in the case of any transfer pursuant to the foregoing clauses (b), (c) or (d), (i) any such transfer shall not involve a disposition for value, (ii) each transferee shall sign and deliver to the Underwriter a lock up agreement substantially in the form of the lock-up provision in this Section 6(d) and (iii) not filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made. The Holder also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of their Lock-Up Securities except in compliance with the lock-up provisions of this Section 6(d).

d)	Modification of Terms. If, and whenever, prior to the Effective Date, the Company, pursuant to a conversion agreement (whether entered into prior to, on, or after August 25, 2017) for any securities of the Company including, but not limited to, a warrant, option, a convertible note, or convertible preferred stock is notified of and implements a conversion that is or will be more favorable to the holder of such securities than the terms of conversion for Holders of the Preferred Stock in Sections 6(a) and 6(b), then the Company shall provide notice thereof to the Holders of the Preferred Stock following the occurrence thereof and (ii) the terms of conversion in Sections 6(a) and 6(b) shall be, without any further action by the Holders of Preferred Stock or the Company, automatically amended and modified in an economically and legally equivalent manner such that the Holders of Preferred Stock shall receive the benefit of the more favorable terms set forth in any such conversion agreement.

e)	Expiration of Conversion Provision. If the Offering does not close by 5:00 PM Eastern Standard Time on February 15, 2018, Sections 6(a), 6(b), 6(c) and 6(d) above shall be null and void and this Section 6 shall revert back to the Conversion provision of Section 6 of the Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock of Blink Charging Co., as filed with the Secretary of State of Nevada on December 23, 2014 (as amended on April 6, 2016) with the following new Section 6(e) being automatically added at that time:

e)	Modification of Terms. If the Company, pursuant to a conversion agreement (regardless of when such conversion agreement was entered into) for any securities of the Company including, but not limited to, a warrant, option, a convertible note, or convertible preferred stock is notified of and implements a conversion that is or will be more favorable to the holder of such securities than the terms of conversion for Holders of the Preferred Stock in Sections 6(a) and 6(b), then the Company shall provide notice thereof to the Holders of the Preferred Stock following the occurrence thereof and (ii) the terms of conversion in Sections 6(a) and 6(b) shall be, without any further action by the Holders of Preferred Stock or the Company, automatically amended and modified in an economically and legally equivalent manner such that the Holders of Preferred Stock shall receive the benefit of the more favorable terms set forth in any such conversion agreement.